Exhibit 99.1

St. Jude Medical Reports 2004 Results

St. Paul, MN, January 26, 2005 — St. Jude Medical, Inc. (NYSE: STJ) today reported fourth quarter and full-year 2004 sales and earnings, led by sales of the Company’s implantable cardioverter defibrillator (ICD) products.

Net sales for the fourth quarter of 2004 were $611 million, compared to $519 million in the fourth quarter of 2003, an increase of 18%. Favorable foreign currency translation comparisons increased fourth quarter sales by about $17 million.

Net sales for 2004 were $2,294 million compared to $1,933 million in 2003, an increase of 19%. Favorable foreign currency translation comparisons increased 2004 sales by about $73 million.

Reported net earnings for the fourth quarter of 2004 were $125 million or $.33 per diluted share compared to $92 million, or $.25 per diluted share in the fourth quarter of 2003, adjusted for the Company’s stock split that was effective on November 1, 2004. During the fourth quarter of 2004, St. Jude Medical recorded three non-recurring items. First, in connection with the acquisition of Irvine Biomedical, Inc, which was completed on October 7, 2004, the Company recorded a special charge of $9.1 million related to purchased in-process research and development. Second, the Company settled a patent infringement lawsuit with Edwards LifeSciences Corporation and recorded a pre-tax special charge of $5.5 million. Third, during the quarter, St. Jude Medical concluded tax audits resulting in a $14 million reversal of previously recorded income tax expense. Net earnings for the fourth quarter, excluding these non-recurring items, were $123 million or $.33 cents per diluted share, a $31 million or 34% increase over the $92 million reported in the fourth quarter of 2003.

Reported net earnings for 2004 were $410 million, or $1.10 per diluted share compared to $337 million, or $.91 cents per diluted share in 2003, an increase in earnings per diluted share of 21%. Reported net earnings for 2004 include pre-tax special charges totaling $35 million recorded in the third quarter for the discontinuation of the Company’s Symmetry™ Bypass System Aortic Connector product line and the non-recurring items recorded in the fourth quarter, as previously described. Net earnings for 2004, excluding these non-recurring items, were $430 million or $1.16 per share, a $93 million or 28% increase over the $337 reported in 2003.

St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “2004 was a year of outstanding sales and earnings growth for St. Jude Medical. Sales increased 18% in the fourth quarter and 19% for the full year. Excluding non-recurring items, EPS increased 32% in the quarter and 27% for the full year. The Company continued to improve gross margins and expand investment in R&D.”

Fourth quarter 2004 ICD product sales of $173 million increased 63% over the comparable quarter of 2003. ICD product sales for the full year 2004 were approximately $584 million, representing a 41% increase over 2003. The fourth quarter and year to date ICD product sales include sales of left-heart pacing leads of $7 million and $13 million, respectively. Prior to the fourth quarter of 2004, sales of left-heart pacing leads were included in pacemaker sales.

“The most significant event for the Company in 2004 was the launch of our high-voltage cardiac resynchronization products to treat heart failure in the U.S. We now have two full quarters experience in the U.S. CRT-D market. We are encouraged by our gain of market share and are optimistic we are well positioned for continued success in the CRT market, one of the most attractive and fastest-growing medical technology markets. We view the publication last week in the New England Journal of Medicine of the results of the SCD-HeFT clinical trial as a catalyst to help drive ICD penetration into a large pool of low ejection fraction patients who, until now, have not been candidates for ICDs,” Starks added.

Fourth quarter low-voltage or pacemaker sales of $223 million increased 3% over the fourth quarter of 2003. Pacemaker sales for the year were $890 million, an 8% increase over 2003. As mentioned above, these low-voltage or pacemaker sales no longer include sales of left-heart pacing leads.

In the electrophysiology (EP) catheter component of the Company’s cardiac rhythm management business, sales of EP catheters were $44 million, an increase of 22% over the comparable quarter of 2003 and for the year 2004 were $157 million, a 26% increase over 2003 EP catheter sales.

Fourth quarter sales of St. Jude Medical Angio-Seal™ vascular closure products of $77 million represent an increase of 22% over the fourth quarter of 2003. For the year 2004, vascular closure sales were $288 million, an increase of 32% over 2003. The Company recently announced the shipment of the 5 millionth Angio-Seal device. Sales of other cardiology and vascular access products were $27 million in the fourth quarter and $100 million for the full year 2004.

Fourth quarter sales of cardiac surgery products totaled $67 million, a decrease of 7% from the fourth quarter of 2003, in line with expectations and prior guidance. Full year cardiac surgery sales were $275 million, up 1.5% over 2003. Heart valve sales in the quarter were $61 million, a decrease of 8% from last year.

St. Jude Medical will provide detailed revenue and earnings guidance for 2005 during a conference call open to all investors. The Company anticipates total sales for 2005 to be in the range of $2.7 to $2.8 billion, up about 17-22% over 2004. The Company expects consolidated EPS for the first quarter of 2005 to be in the range of $.33 to $.35 per diluted share and for the full year 2005 in the range of $1.37 to $1.41, excluding the impact of purchased in-process R&D and special charges. The full year EPS expectation range does not reflect the impact of expensing stock options beginning July 1, 2005.

St. Jude Medical’s 4th quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=IROL-eventDetails&EventId=982441

Any statements made regarding the Company’s anticipated product approvals, sales, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.

Condensed Consolidated Statements of Earnings
(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended December 31, 2004			Three Months Ended Dec. 31, 2003	Year Ended December 31, 2004			Year Ended Dec. 31, 2003
	Reported	Adjustments	Before Adjustments	Reported	Reported	Adjustments	Before Adjustments	Reported
Net sales	$610,676		$610,676	$518,583	$2,294,173		$2,294,173	$1,932,514
Cost of sales
Cost of sales before special charges	175,363		175,363	155,614	666,977		666,977	603,091
Special charges					12,073	(12,073)
Total cost of sales	175,363		175,363	155,614	679,050	(12,073)	666,977	603,091
Gross profit	435,313		435,313	362,969	1,615,123	12,073	1,627,196	1,329,423

Selling, general & administrative	191,275		191,275	171,809	759,320		759,320	632,395
Research & development	77,840		77,840	66,301	281,935		281,935	241,083
Purchased R&D	9,100	(9,100)			9,100	(9,100)
Special charges	5,500	(5,500)			28,810	(28,810)

Operating profit	151,598	14,600	166,198	124,859	535,958	49,983	585,941	455,945
Other income (expense)	1,998		1,998	(97)	1,234		1,234	(838)

Earnings before taxes	153,596	14,600	168,196	124,762	537,192	49,983	587,175	455,107
Income tax (expense)	28,837	16,072	44,909	32,439	127,258	29,518	156,776	118,328
Net earnings	$124,759	$(1,472)	$123,287	$92,323	$409,934	$20,465	$430,399	$336,779

Earnings per share
Basic	$0.35	$0.00	$0.34	$0.27	$1.16	$0.06	$1.22	$0.95
Diluted	$0.33	$0.00	$0.33	$0.25	$1.10	$0.06	$1.16	$0.91

Basic shares outstanding	357,468	357,468	357,468	345,307	353,454	353,454	353,454	353,913
Diluted shares outstanding	374,086	357,468	374,086	363,070	370,992	353,454	370,992	370,753

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	Dec. 31, 2004	Dec. 31, 2003
Cash & equivalents	$688,040	$461,253
Accounts receivable, net	630,983	501,759
Inventories, net	330,873	311,761
Other current assets	197,896	217,564
Property, plant & equipment, net	326,981	301,653
Other assets	1,055,974	759,492
Total assets	$3,230,747	$2,553,482

Short-term debt	$0	$12,115
Other current liabilities	605,393	498,200
Long-term debt	234,865	351,813
Deferred income taxes	56,561	89,719
Total equity	2,333,928	1,601,635
Total liabilities & equity	$3,230,747	$2,553,482